Exhibit 99.1

Pattern Energy Reports Fourth Quarter and Year End 2018 Financial Results
- Declares dividend of $0.4220 per Class A common share for first quarter 2019 -

SAN FRANCISCO, California, March 1, 2019 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2018 fourth quarter and year.

Highlights
(Comparisons made between fiscal 2018 and fiscal 2017 results, unless otherwise noted)

•	Proportional gigawatt hours (“GWh”) sold of 7,988 GWh, up 2%

•	Net loss of $69 million, an improvement of 16%

•	Cash available for distribution (“CAFD”) of $167 million, up 14% and exceeding the midpoint of 2018 guidance

•	Adjusted EBITDA of $372 million, up 8%

•	Revenue of $483 million, up 18%

•	Declared a first quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•	Completed 316 megawatts ("MW") of new investments in 2018 with no common equity raised, including the Japan portfolio, Mont Sainte-Marguerite and Stillwater acquisitions

•	Successfully completed $230 million of asset rotations in 2018 with the sale of El Arrayán and K2 Wind

•
Added 400MW of new wind projects to the identified right of first offer ("iROFO") list, consisting of three projects in New Mexico with contracted sales to purchasers in the California market, subsequent to the end of the period

•
Announced changes to management roles, effective April 1, 2019, with Mike Garland retaining the Chief Executive Officer role, and the appointment of Mike Lyon to the role of President and Esben Pedersen to the role of Chief Financial Officer

•
Announced changes to the Company's Board of Directors with appointment of Mona Sutphen and Richard Goodman and the resignation of Patricia Bellinger, as such the Board is now comprised of seven members, six of whom are independent

"We improved our net loss by 16% and successfully exceeded the midpoint of our CAFD guidance range reporting $167 million in CAFD in 2018, despite lower than anticipated wind resource in the fourth quarter. This result was due to effective capital management, cost improvements from our G&A and our self-perform O&M initiatives, as well as continued operational excellence as evidenced by our 97% turbine availability," said Mike Garland, CEO of Pattern Energy. "We have established a clear plan for CAFD growth through 2020 without the requirement of new common equity. We expect to grow our CAFD per share by approximately 10% on a CAGR basis through 2020. This results in CAFD of $175 million and $205 million in 2019 and 2020, respectively, at the midpoint of the guidance range(1). With this growth, we believe we can achieve an 80% payout ratio at the current dividend level. We believe the opportunity for dropdowns from Pattern Development and our investment in the business will contribute material growth beyond 2019. During 2019, we have set a strategy to manage the impact of the Gulf Wind hedge rolling off and the continued congestion in ERCOT while at the same time maintaining our dividend and funding the acquisition of our identified ROFO projects."

(1) The forward looking measures of 2019 and 2020 full year cash available for distribution (CAFD) are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key performance metrics, of Pattern Energy's 2018 Annual Report on Form 10-K for the period ended December 31, 2018.

Financial and Operating Results
Pattern Energy sold 1,966,677 megawatt hours (“MWh”) of electricity on a proportional basis in the fourth quarter of 2018 compared to 2,130,343 MWh sold in the same period last year. Pattern Energy sold 7,988,192 MWh of electricity on a proportional basis for the year ended December 31, 2018 (the "full year 2018") compared to 7,794,125 MWh sold in 2017. The 8% decrease in the quarterly period was primarily due to a decrease in volume as a result of the sale of El Arrayán and due to a reduction in Pattern Energy's proportional interest at Panhandle 2 and lower wind partially offset by acquisitions in 2018. Production for the quarter was 14% below the long-term average forecast for the quarter with specific weakness in the Eastern U.S. and Western U.S. regions. The 2% improvement in the full year period was primarily due to an increase in volume from acquisitions in 2018 and 2017 partially offset by lower volume due to the sale of El Arrayán and due to a reduction in Pattern Energy's proportional interest at Panhandle 2.
Net loss was $22 million in the fourth quarter of 2018, compared to a net loss of $22 million for the same period in 2017. Net loss remained constant in the quarterly period primarily due to a $32 million increase in cost of revenue primarily due to increased depreciation as a result of acquisitions and accelerated depreciation at the Gulf Wind repowering project and a $12 million increase in the tax provision, partially offset by a $46 million increase in other income (expense) primarily consisting of a $71 million pretax gain on the sale of K2 offset by a $26 million decrease in equity in earnings of unconsolidated investments due to losses at Pattern Development.
Net loss was $69 million for the full year 2018 compared to a net loss of $82 million for 2017. The decrease in net loss for the annual period was primarily due to a $72 million increase in revenue and a $41 million decrease in other income (expense) consisting primarily of a $71 million pretax gain on the sale of K2, $26 million favorable foreign currency exchange rates, a $41 million decrease in equity in earnings of unconsolidated investments due to losses at Pattern Development, a $9 million increase in contingent liability accretion associated with acquisitions and a $7 million increase in interest expense. The decrease in net loss for the annual period was also offset by increases of $71 million in cost of revenues primarily related to increased depreciation as a result of acquisitions and accelerated depreciation at the Gulf Wind repowering project, $20 million in the tax provision and $9 million in operating expenses primarily related to impairment expense at El Arrayán.
Adjusted EBITDA was $81 million for the fourth quarter 2018 compared to $100 million for the same period last year. Adjusted EBITDA was $372 million for the full year 2018 compared to $344 million for 2017, an increase of $28 million, or approximately 8%. The 19% decrease in the quarterly period was primarily due to a $21 million decrease in the proportionate share of Adjusted EBITDA from unconsolidated investments. The increase in Adjusted EBITDA during 2018 was primarily due to a $83 million increase in revenue (excluding unrealized loss on energy derivative and amortization of PPAs) primarily attributable to increases in electricity sales as a result of 2018 and 2017 acquisitions and an insurance settlement for Santa Isabel partially offset by a volume decrease due to the disposition of El Arrayán, a $33 million decrease in the proportionate share of Adjusted EBITDA from unconsolidated investments, a $13 million increase in project expenses and a $7 million increase in transmission costs.
Cash available for distribution was $35 million for the fourth quarter of 2018, compared to $42 million for the same period in 2017. The change in the quarterly period was primarily due to a $4 million increase in project expenses, a $3 million decrease in distributions received from unconsolidated investments and a $7 million decrease in the release of restricted cash. These decreases were partially offset by $4 million of pay-go contributions.
Cash available for distribution was $167 million for the full year 2018 compared to $146 million for 2017. Based on dividends paid during 2018, Pattern Energy's dividend payout ratio was 99% of 2018 cash available for distribution. The $21 million increase in the annual period was primarily due to an $83 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs) driven by projects acquired during 2018 and 2017 and $4 million of pay-go contributions. These improvements were partially offset by an $18 million increase in distributions to noncontrolling interests, a $13 million increase in project expenses, a $9 million decrease in total distributions received from unconsolidated investments, a $9 million increase in interest expense (excluding amortization of financing costs and debt discount/premium) primarily due to additional debt associated with acquisitions, an $8 million decrease in network upgrade reimbursement, a $7 million increase in transmission costs and a $3 million decrease in release of restricted cash.

2019 and 2020 Financial Guidance
For the full year 2019, Pattern Energy expects annual cash available for distribution(1) in a range of $160 million to $190 million and for the full year 2020 expects annual cash available for distribution(1) in a range of $185 million to $225 million.
(1) The forward looking measures of 2019 and 2020 full year cash available for distribution (CAFD) are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key performance metrics, of Pattern Energy's 2018 Annual Report on Form 10-K for the period ended December 31, 2018.
Quarterly Dividend
Pattern Energy declared a dividend for the first quarter 2019, payable on April 30, 2019, to holders of record on March 29, 2019 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the first quarter 2019 dividend is unchanged from the fourth quarter 2018 dividend.
Executive Role Transition
Effective April 1, 2019, the following changes will be made to the executive roles of three team members in order to better position the business to meet the opportunities and growth targets ahead. Mike Garland retains the role of Chief Executive Officer and, as such, is responsible for overall business strategy, growth plan and accountability to the Board. Mike Lyon will be taking over the responsibilities of President from Mike Garland. Mr. Lyon will be responsible for the overall operations of Pattern Energy and the execution of its business plan. Esben Pedersen will be appointed to the role of Chief Financial Officer of Pattern Energy and will be responsible for capital strategy, financial planning, reporting and financial operations for the business. Mr. Pedersen also serves as Chief Financial Officer of Pattern Development.
“These changes in responsibility further optimize our team’s strengths and better position us to achieve our goals of growth and operational excellence,” said Mike Garland, CEO of Pattern Energy. “Mike Lyon’s natural leadership and knowledge of the business make his appointment to President seamless for the continued effective operations of the day-to-day business and executing our business plan. The appointment of Esben Pedersen to the role of Chief Financial Officer enables him to lead an integrated finance and accounting function for our companies. Esben has been with the Company since its founding and this role is a natural transition given he has led the structuring, administration, and treasury functions, as well as many of our capital transactions and acquisition activities. These changes allow me to dedicate more of my time to focus on strategic initiatives that will drive growth and generate sustainable value for our shareholders. These initiatives include: acquisitions, our three- to five-year business plan, the Japanese business and our access to lower cost capital. Each of us are excited about our roles and aligned in our vision to deliver for shareholders.”
Acquisition Pipeline
Pattern Development (formerly referred to as Pattern Development 2.0) and Pattern Energy Group LP (formerly referred to as Pattern Development 1.0) have a pipeline of development projects totaling more than 10 gigawatts ("GW"). Pattern Energy has a ROFO on the pipeline of acquisition opportunities from these two companies. The identified ROFO list stands at 1.4 GW of total capacity and represents a portion of the pipeline of development projects, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, more than 1.6 GW from Pattern Energy Group LP and Pattern Development and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.

Below is a summary of the identified ROFO projects that Pattern Energy has the right to purchase from Pattern Development and Pattern Energy Group LP in connection with its respective purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Energy Group LP
Belle River	Operational	Ontario	2016	2017	PPA	100	43
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development
Crazy Mountain	Late stage development	Montana	2019	2019	PPA	80	68
Grady	In construction	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2020	2022	PPA	100	55
Ishikari	Late stage development	Japan	2020	2022	PPA	112	112
Corona Wind Project(s)	Late stage development	New Mexico	2020	2021	PPA	400	340
						1,412	991

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Energy Group LP's or Pattern Development's percentage ownership interest in the distributable cash flow of the project.

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Revenue:
Electricity sales	$110	$108	$464	$402
Other revenue	3	2	19	9
Total revenue	113	110	483	411
Cost of revenue:
Project expense	38	34	143	130
Transmission costs	5	6	26	19
Depreciation, amortization and accretion	84	54	250	199
Total cost of revenue	127	94	419	348
Gross profit	(14)	16	64	63
Operating expenses:
General and administrative	11	7	40	39
Related party general and administrative	3	3	15	14
Impairment expense	—	—	7	—
Total operating expenses	14	10	62	53
Operating income	(28)	6	2	10
Other income (expense):
Interest expense	(28)	(28)	(109)	(102)
Gain (loss) on derivatives	1	2	17	(10)
Earnings in unconsolidated investments, net	(12)	14	1	42
Early extinguishment of debt	(6)	(9)	(6)	(9)
Net earnings (loss) on transactions	71	—	69	(1)
Other income (expense), net	(2)	(1)	(11)	—
Total other expense	24	(22)	(39)	(80)
Net loss before income tax	(4)	(16)	(37)	(70)
Income tax provision	18	6	32	12
Net loss	(22)	(22)	(69)	(82)
Net loss attributable to noncontrolling interests	(9)	(14)	(211)	(64)
Net income (loss) attributable to Pattern Energy	$(13)	$(8)	$142	$(18)

Weighted-average number of common shares outstanding
Basic	97,476,708	95,149,200	97,456,407	89,179,343
Diluted	97,476,708	95,149,200	97,651,501	89,179,343
Earnings (loss) per share attributable to Pattern Energy
Basic	$(0.15)	$(0.08)	$1.45	$(0.20)
Diluted	$(0.15)	$(0.08)	$1.45	$(0.20)

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations
The following tables present reconciliations of net loss to Adjusted EBITDA and cash available for distribution, respectively, for the periods presented (in millions):

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
Net loss	$(22)	$(22)	$(69)	$(82)
Plus:
Interest expense, net of interest income	28	28	107	101
Income tax provision	18	6	32	12
Depreciation, amortization and accretion	92	59	280	215
EBITDA	$116	$71	$350	$246
Unrealized (gain) loss on derivatives	6	2	5	18
Early extinguishment of debt	6	9	6	9
Impairment expense	—	—	7	—
(Gain) loss on asset sales	(71)	—	(71)	—
Other	—	(1)	2	6
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9	10	38	39
Income tax provision (benefit)	—	—	1	—
Depreciation, amortization and accretion	9	9	35	35
(Gain) loss on derivatives	6	—	(1)	(9)
Adjusted EBITDA	$81	$100	$372	$344
Plus:
Distributions from unconsolidated investments	10	13	58	67
Network upgrade reimbursement	—	—	1	9
Release of restricted cash	—	7	4	7
Stock-based compensation	1	1	5	5
Pay-go contribution	4	—	4	—
Other	4	(3)	1	(5)
Less:
Unconsolidated investment earnings and proportionate shares for EBITDA	(15)	(36)	(85)	(118)
Interest expense, less non-cash items and interest income	(25)	(23)	(99)	(91)
Income taxes	(4)	—	(4)	—
Non-expansionary capital expenditures	—	—	—	(1)
Distributions to noncontrolling interests	(9)	(7)	(38)	(20)
Principal payments paid from operating cash flows	(12)	(10)	(52)	(51)
Cash available for distribution	$35	$42	$167	$146

Weighted-average number of common shares outstanding
Basic	97,476,708	95,149,200	97,456,407	89,179,343

Cash available for distribution per share
Basic	$0.36	$0.44	$1.71	$1.64

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. Dollars, except share data)
	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$101	$117
Restricted cash	4	9
Counterparty collateral	6	30
Trade receivables	50	55
Derivative assets, current	14	19
Prepaid expenses	18	18
Deferred financing costs, current, net of accumulated amortization of $3 and $3 as of December 31, 2018 and December 31, 2017, respectively	2	1
Other current assets	16	21
Total current assets	211	270
Restricted cash	18	12
Major construction advances	84	—
Construction in progress	259	—
Property, plant and equipment, net	4,119	3,965
Unconsolidated investments	270	311
Derivative assets	9	10
Deferred financing costs	8	8
Net deferred tax assets	5	6
Intangible assets, net	219	136
Goodwill	58	—
Other assets	34	24
Total assets	$5,294	$4,742

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. Dollars, except share data)
	December 31,
	2018	2017
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$67	$54
Accrued construction costs	27	1
Counterparty collateral liability	6	30
Accrued interest	14	17
Dividends payable	42	41
Derivative liabilities, current	2	8
Revolving credit facility, current	198	—
Current portion of long-term debt, net	56	52
Contingent liabilities, current	31	3
Asset retirement obligations, current	24	—
Other current liabilities	11	12
Total current liabilities	478	218
Revolving credit facility	25	—
Long-term debt, net	2,004	1,879
Derivative liabilities	31	21
Net deferred tax liabilities	117	56
Intangible liabilities, net	56	51
Contingent liabilities	142	62
Asset retirement obligations	185	57
Other long-term liabilities	71	50
Advanced lease revenue	26	—
Total liabilities	3,135	2,394
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,051,629 and 97,860,048 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	1,130	1,235
Accumulated loss	(27)	(112)
Accumulated other comprehensive loss	(52)	(26)
Treasury stock, at cost; 223,040 and 157,812 shares of Class A common stock as of December 31, 2018 and December 31, 2017, respectively	(5)	(4)
Total equity before noncontrolling interests	1,047	1,094
Noncontrolling interests	1,112	1,254
Total equity	2,159	2,348
Total liabilities and equity	$5,294	$4,742

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars)
	For the year ended December 31,
	2018	2017
Operating activities
Net loss	$(69)	$(82)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	280	215
Impairment expense	7	—
Loss on derivatives	4	16
Stock-based compensation	5	5
Deferred taxes	16	15
Earnings in unconsolidated investments, net	(1)	(41)
Distribution from unconsolidated investments	48	54
Gain on transactions	(71)	—
Early extinguishment of debt	6	9
Other reconciling items	1	(5)
Changes in operating assets and liabilities:
Counterparty collateral asset	24	14
Trade receivables	1	(10)
Other current assets	15	(14)
Other assets (non-current)	(6)	2
Accounts payable and other accrued liabilities	3	18
Counterparty collateral liability	(24)	(14)
Advanced lease revenue	34	—
Other current liabilities	26	15
Other long-term liabilities	(20)	21
Net cash provided by operating activities	279	218
Investing activities
Cash paid for acquisitions and investments, net of cash and restricted cash acquired	(415)	(297)
Proceeds from sale of investments, net of cash and restricted cash distributed	214	—
Capital expenditures	(181)	(44)
Distribution from unconsolidated investments	10	13
Other assets	(1)	8
Net cash used in investing activities	(373)	(320)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars)
	For the year ended December 31,
	2018	2017
Financing activities
Proceeds from public offering, net of issuance costs	$—	$237
Dividends paid	(165)	(145)
Capital contributions - noncontrolling interests	98	—
Capital distributions - noncontrolling interests	(38)	(20)
Payment for financing fees	(9)	(16)
Proceeds from short-term debt	562	333
Repayment of short-term debt	(402)	(513)
Proceeds from long-term debt and other	226	694
Repayment of long-term debt and other	(186)	(483)
Proceeds (payments) for termination of designated derivatives	1	(14)
Disposition of controlling interest, net	—	58
Other financing activities	(4)	(6)
Net cash provided by (used in) financing activities	83	125
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	6
Net change in cash, cash equivalents and restricted cash	(15)	29
Cash, cash equivalents and restricted cash at beginning of period	138	109
Cash, cash equivalents and restricted cash at end of period	$123	$138
Supplemental disclosures
Cash payments for income taxes	$2	$—
Cash payments for interest expense	$97	$86
Schedule of non-cash activities
Change in property, plant and equipment	$224	$2
Change in additional paid-in capital	$—	$(2)

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Friday, March 1, 2019. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 7877796. The replay recording will be available until 11:59 p.m. Eastern Time, March 22, 2019.
A live webcast of the conference call with a presentation that accompanies the call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 renewable energy projects with an operating capacity that totals approximately 4 GW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the plan for CAFD growth through 2020 without the requirement for new common equity, the CAFD per share CAGR through 2020, the ability to achieve an 80% payout ratio, the ability of Japan and the investment in Pattern Development will contribute to material growth, the ability to manage the impact of the Gulf Wind hedge rolling off and continued congestion in ERCOT, the ability to achieve 2019 and 2020 CAFD guidance, the ability of the changes in executive roles to better position the business to achieve its goals for 2019 and beyond, and the ability of the Company to acquire identified ROFO projects. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com